Exhibit 99.2

Investor and Media Contact: Richard E. Koch

(203) 750-3254

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Joseph D. Rupp Elected Chairman

CLAYTON, MO, June 30, 2005 -- Olin Corporation (NYSE: OLN) announced that Joseph D. Rupp, President and Chief Executive Officer, 55, has been elected to the additional position of Chairman of the Board of Directors, effective immediately. Mr. Rupp succeeds Randall W. Larrimore, who has served as Chairman since April 2003. Mr. Larrimore will remain on the Board of Directors.

Mr. Larrimore commented, "The Board is very pleased with Mr. Rupp's performance as CEO and believes he is now ready to assume the role of Chairman. We are very confident that he will provide the necessary leadership to further enhance the shareholder value of Olin Corporation while making sure that Olin remains at the forefront of good corporate governance."

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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